Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat Level 20, 275 Kent Street, Sydney, NSW 2000 Australia Telephone: (02) 8253 0390 Facsimile: (02) 8253 1215 thartin@westpac.com.au

2 November 2011

Company Announcements Platform

ASX Limited

20 Bridge Street

SYDNEY NSW 2000

Dear Sir / Madam

2011 FINAL ORDINARY DIVIDEND

Amount and payment date

The Board of Westpac Banking Corporation (Westpac) today announced in its full year 2011 results announcement that it has determined to pay a final dividend for the year ended 30 September 2011 of 80 cents per fully paid ordinary share on 19 December 2011.

The dividend will be 100% franked with Australian franking credits.

Record date

The dividend will be paid to all holders of Westpac ordinary shares who are registered on the share register at 5 pm on 11 November 2011 (5 pm on 10 November 2011 in New York).

Ex-dividend date

The ex-dividend date is 7 November 2011.

Dividend Reinvestment Plan (DRP)

The Westpac Board has determined that the DRP will operate as follows for the 2011 final dividend:

•                  The Market Price at which shares are issued under the DRP will not include a discount.

•                  The pricing period for setting the Market Price will be the 10 trading days commencing 15 November 2011.

The DRP discount and price terms are reviewed prior to each dividend payment and the DRP terms that will apply to future dividends will be announced to the ASX at the relevant times.

The DRP terms that apply to this dividend, and a complete copy of the DRP terms and conditions, can be found within the Shareholder Information section of Westpac’s website at www.westpac.com.au/investorcentre.

If shareholders wish to participate in the DRP for the upcoming dividend, or to change their level of participation, they must complete a DRP application or variation form and return it to Westpac’s share registry, Link Market Services, by no later than 5 pm (Sydney time) on 11 November 2011.

Yours sincerely

Tim Hartin

Acting Head of Group Secretariat